Exhibit M
CONTRIBUTION AGREEMENT
     This CONTRIBUTION AGREEMENT (the “Agreement”) is made and entered into May 23, 2007, by and between Sentient Executive GP I, Limited on behalf of the general partner of Sentient Global Resources Fund I, L.P. (the “Fund”) and Sentient USA Resources Fund, L.P., a Delaware limited partnership (the “Partnership”).
RECITALS
     WHEREAS, the Fund is the owner of the property, rights and interests described below; and
     WHEREAS, the parties desire that the Fund contribute the property, rights and interests described herein to the Partnership as a capital contribution, in exchange for a limited partner’s interest in the Partnership upon and subject to the terms and conditions set forth in this Agreement; and
     WHEREAS, in connection with the transfers described above, the Partnership will agree to assume and discharge the obligations described herein related to the property, rights and interests being conveyed hereunder; and
     WHEREAS, the Fund is a party to the Securityholder Agreement (defined below) which generally restricts the transfer of the securities that the Fund is contributing to the Partnership, but which permits the contributions described herein because the Partnership is an Affiliate of the Fund as defined in that agreement.
     NOW, THEREFORE, in consideration of the representations, warranties and covenants set forth herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Property, Rights and Interests Being Contributed. The Fund is
     (a) The holder of:
(i) $4,099,493 aggregate principal amount of Senior Secured Series A 10% Debentures issued by Natural Soda Holdings, Inc., a Colorado corporation (“Holdings”)on March 19, 2004, plus accrued but unpaid interest thereon (the “Series A Debenture”);
(ii) $9,265,260 aggregate principal amount of Secured Subordinated Series B1 Debentures issued by Holdings on March 19, 2004, plus accrued but unpaid interest thereon (the “Series B1 Debenture”);
(iii) $7,953,365 aggregate principal amount of Secured Subordinated Series B2 Convertible Debentures issued by Holdings on March 19, 2004, plus accrued but unpaid interest thereon (the “Series B2 Debenture”);
(iv) $820,566.80 aggregate principal amount of Secured Promissory Note issued by Natural Soda, Inc., a Colorado corporation (“Soda”) on November 1, 2005, plus accrued but unpaid interest thereon (the “Working Capital Note”);
(v) one share of common stock of Holdings (the “Notional Share”); and
(vi) One Warrant to Purchase 491,957 shares of Common Stock of AmerAlia, Inc., a Utah corporation (“AmerAlia”).
     (b) A party to:

Exhibit M
(i) A Securityholder Agreement (the “Securityholder Agreement”), dated March 19, 2004, by and among AmerAlia, Soda, Holdings, the Fund, and Sentient (Aust) Pty. Limited, acting on behalf of Sentient Global Resources Trust No. 1 (the “Trust”);
(ii) An Agreement to Share Proceeds (“Proceeds Agreement”), dated March 19, 2004, by and among the Fund, the Trust and Jacqueline B. Mars as the Trustee of the Jacqueline Badger Mars Trust dated February 5, 1975 (the “Mars Trust”);
     (c) A beneficiary of:
(i) Continuing Guarantee by Soda of the Series A Debentures, Series B1 Debentures, and Series B2 Debentures (“Soda Guarantee”);
(ii) Collateral Holding and Liquidation Agreement dated March 19, 2004 with Sentient Asset Management USA, Inc. as successor to Sentient Resources USA, Inc. as Collateral Agent for the benefit of the holders of certain debentures issued by Holdings;
(iii) An Indemnification Letter dated March 19, 2004 from the Mars Trust, Jacqueline B. Mars, individually, and AmerAlia;
     2. Contributions, Assumption of Obligations, and Issuance of Partnership Interest. The Fund hereby bargains, sells, conveys, assigns, transfers and distributes unto the Purchaser forever all right, title and interest, legal and equitable, of the Seller in and to:
(a) The Series A Debenture, the Series B1 Debenture, the Series B2 Debenture, the Working Capital Note, the Notional Share, and the Warrant;
(b) The rights, benefits and obligations described in Section 1(b) and (c); and
(c) All other property, rights, and benefits related to any of the foregoing.
The Partnership hereby accepts the forgoing transfer and assumes and agrees to perform each and every obligation of the Fund described in any of the instruments described herein or related to any agreement concerning any of the foregoing. The Partnership hereby issues to the Fund a limited partner interest (“Partnership Interest”) in the Partnership as described in the attached Limited Partnership Agreement (the “Partnership Agreement”). The foregoing transfers are intended to qualify under the provisions of Section 721 of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable regulations.
     3. Investment Intent. In connection with this transaction, the Fund represents and warrants that the Partnership Interest is being acquired for investment purposes and not with a view to the resale or distribution thereof. The Fund agrees that it will not transfer the Partnership Interest in the absence of an effective registration relating thereto under the Securities Act of 1933, as amended, or an opinion of counsel satisfactory to the Partnership that such registration under said Act is not required in connection with such transfer. Prior to acquiring the Partnership Interest, the Fund has made an investigation of the Partnership and its business and the Partnership has made available to the Fund all information with respect thereto which it needed to make an informed decision to acquire the Partnership Interest. The Fund possesses experience and sophistication as an investor which are adequate for the evaluation of the merits and risks of acquiring the Partnership Interest. The Fund understands the following concerning the Partnership Interest:
(a) That it has not been registered under the Securities Act of 1933 or any state securities law;

Exhibit M
(b) That the Partnership Interest cannot be transferred unless it is registered under the Securities Act of 1933 and applicable state securities laws, or pursuant to an exemption from such registration requirements;
(c) That the Fund must bear the economic risk of this investment for an indefinite period of time because the Partnership Interest has not been registered under the Securities Act of 1933 or any state securities laws, and, therefore, cannot be sold unless they are subsequently registered or unless exemptions from such registration requirements are available;
(d) That any document reflecting the Partnership Interest may bear a legend in substantially the following form:
THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES PROVISIONS. WITHOUT SUCH REGISTRATION, SUCH SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED AT ANY TIME WHATSOEVER, EXCEPT UPON DELIVERY TO THE PARTNERSHIP OF EVIDENCE SATISFACTORY TO THE PARTNERSHIP AND ITS COUNSEL THAT REGISTRATION IS NOT REQUIRED FOR SUCH TRANSFER AND THAT ANY SUCH TRANSFER SHALL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS OR ANY RULES OR REGULATIONS PROMULGATED THEREUNDER.
     4. Further Assurances. From time to time, at the request of either party to this Agreement and without further consideration, the other party will execute and deliver to the other such documents and take such other action as the other may reasonably request in order to consummate more effectively the transactions described herein.
     5. Effectiveness of Transfer. The parties agree that all benefits, risks, earnings and profits, loss and other attributes of ownership of the securities, instruments and other rights currently held by the Fund shall pass to the Partnership, notwithstanding the lack of registration and/or the delay in issuance of securities or instruments by any of Holdings, Soda, or AmerAlia. For the avoidance of doubt, as between the Partnership and the Fund, beneficial title to the securities, instruments and other rights shall pass to the Partnership, notwithstanding that the transfer or issuance on the books and records of the respective issuer or obligor is pending.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers or representatives as of the date and year first written above, notwithstanding the actual date of execution.

Fund:	Partnership:
Sentient Executive GP I, Limited	Sentient USA Resources Fund, L.P.
on behalf of the general partner of	By: Sentient Executive MLP1, Limited,
Sentient Global Resources Fund I, L.P.	General Partner

By: /s/ Mark A. Jackson	By: /s/ Mark A. Jackson

Title: Director	Title: Director